October 11, 2001

ZiaSun Technologies, Inc.
Board of Directors
462 Stevens Avenue, Suite 106
Solana Beach, CA 92075

Ladies and Gentlemen:

     We hereby consent to the use of our report dated March 25, 2000, in the Form S-1/A Registration Statement of ZiaSun Technologies, Inc., a Nevada corporation. We also consent to the use of our name as experts in the Form S-1/A.



HJ & Associates, LLC
(Formerly Jones, Jensen & Company)
Certified Public Accountants